EXHIBIT 3.6
                                                         FORM 10-K
                                        YEAR ENDED DECEMBER 31, 1998



                        BUCYRUS INTERNATIONAL, INC.

                         CERTIFICATE OF AMENDMENT

                                    OF

                   RESTATED CERTIFICATE OF INCORPORATION
___________________________________________________________________

                      Pursuant to Section 242 of the
             General Corporation Law of the State of Delaware
___________________________________________________________________

          Bucyrus International, Inc., a Delaware corporation, (hereinafter, the "Corporation), does hereby certify as follows:

          FIRST:    That the Board of Directors of said corporation
adopted a resolution by unanimous written consent of its directors, filed with the minutes of the Board, proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that the Corporation's Certificate of Incorporation shall be amended by striking out the existing Section (1) of Article FOURTH thereof in its entirety, and substituting in lieu thereof the following:

               FOURTH:   (1) The total number of shares of stock which
          the Corporation shall have authority to issue is One Million Seven Hundred Thousand (1,700,000) shares of Common Stock, par value $0.01 per share.

          SECOND:   That in lieu of a meeting and vote of the
stockholders, the majority stockholder has given written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

          THIRD:    That the aforesaid amendment was duly adopted in
accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Bucyrus International, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed on its behalf by its undersigned President and Chief Financial Officer and attested by its undersigned Secretary, as of this twenty-third day of December 1998.

                         BUCYRUS INTERNATIONAL, INC.

                         By: /s/Daniel J. Smoke
                             Daniel J. Smoke
                             Vice President and
                             Chief Financial Officer

ATTEST:

/s/Craig R. Mackus
Craig R. Mackus
Secretary

                  RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                        BUCYRUS INTERNATIONAL, INC.

     FIRST: The name of the Corporation is Bucyrus International,
Inc. (hereinafter the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

     FOURTH: (1) The total number of shares of stock which the Corporation shall have authority to issue is One Million Seven
Hundred Thousand (1,700,000) shares of Common Stock, par value
$0.01 per share.

               (2) Each share of Common Stock of the Corporation held of record on the day preceding the filing date (within the meaning of Section 103 of the General Corporation Law of the State of Delaware) of this Amendment with the Secretary of State of the State of Delaware shall be and hereby is automatically reclassified and converted, without further action, into One Thousand Six Hundred (1,600) shares of Common Stock of the Corporation.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

     (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-
Laws of the Corporation. Election of officers need not be by written ballot unless the By-Laws so provide.

     (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

     SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.